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EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                              Year ended December 31,
                                                                       --------------------------------------
                                                                       1995/2/         1996          1997
                                                                       ----------    -----------  -----------
Income before provision for income taxes                               $    (575)     $    149     $   6,336
 Add Fixed charges
  Interest expense including amortization of debt
   issuance costs                                                            133             -           930
                                                                       ----------    -----------  -----------
 Earnings                                                                   (442)          149         7,266
                                                                       ======================================
 Fixed Charges
  Interest expense including amortization of debt
   issuance costs                                                            133             -           930
  Capitalized interest                                                       577         2,188         7,412
                                                                       ----------    -----------  -----------
   Total fixed charges                                                       710     $   2,188         8,342
                                                                       ======================================
 Ratio of earnings to fixed charges                                        (0.62)         0.07           .87

(Deficiency of) Earnings to cover fixed charges                           (1,152)       (2,039)       (1,076)
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